Exhibit 99.1

Jones Soda Co. Reports Fiscal 2012 Third Quarter Results

Turnaround Strategy Reduces Quarter Net Loss by 81%

SEATTLE--(BUSINESS WIRE)--November 8, 2012--Jones Soda Co. (the Company) (OTCQB:JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the third quarter ended September 30, 2012. Revenue for the third quarter of 2012 decreased 16% to $4.2 million compared to revenue of $5.0 million for the third quarter of 2011. The Company reported a net loss of $324,000, or $(0.01) per share, for the third quarter of 2012, compared to a net loss of $1.7 million, or $(0.05) per share, for the third quarter 2011.

“The quarter's results demonstrate our progress in reducing expenses and focusing on markets where we can generate the highest return within our available resources,” said Jennifer Cue, CEO of Jones Soda Co. “Since rejoining the Company four months ago, we have taken a hard look at our sales execution strategy and are making changes that we believe will be conducive to longer-term growth while operating within a more disciplined cost structure.”

For the quarter, revenue declined by 16% due in part to shifting attention to higher priority core markets. While revenues declined, comparable gross profit for the quarter was down only 2%.

“Together we are enjoying the first signs of progress of our turnaround strategy with a renewed sense of our old Jones entrepreneurial spirit and a commitment to a sustainable and growing company,” added Ms. Cue.

Third Quarter Review - Comparison of Quarters Ended September 30, 2012 and 2011

  Revenue decreased 16% to $4.2 million, compared to $5.0 million last year.
  Gross margin increased to 28% of revenue, compared to 24% of revenue last year.
  Operating expenses decreased 48% to $1.5 million, compared to $2.8 million last year.
  Net loss improved to $324,000, or $(0.01) per share, for the third quarter of 2012, compared to a net loss of $1.7 million, or $(0.05) per share, last year, an 81% improvement and included non-cash expenses (depreciation, amortization and stock-based compensation) of $326,000, compared to $159,000 last year.

Year-to-Date Review - Comparison of Nine-Month Periods Ended September 30, 2012 and 2011

  Revenue decreased 5% to $13.3 million compared to $14.0 million last year.
  Gross margin increased to 28% of revenue, compared to 26% of revenue, last year.
  Operating expenses decreased 30% to $6.2 million, compared to $8.8 million last year.
  Net loss improved to $2.5 million, or $(0.07) per share, compared to a net loss of $5.2 million, or $(0.16) per share, last year, a 53% improvement and included non-cash expenses of $613,000, compared to $540,000 last year.

Conference Call

The Company will discuss its results for the quarter ended September 30, 2012 on its scheduled conference call today, November 8, 2012 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). This call will be webcast and can be accessed by visiting our website at www.jonessoda.com or www.jonessoda.com/company/jones-press/webcasts. Investors may also listen to the call via telephone by dialing (719) 457-2727 (confirmation code: 2924336). In addition, a telephone replay will be available by dialing (858) 384-5517 (confirmation code: 2924336) through November 15, 2012, at 11:59 p.m. Eastern Time.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® markets and distributes premium beverages under the Jones® Soda and WhoopAss™ Energy Drink brands and sells through its distribution network, in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors, highest quality ingredients, including pure cane sugar and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. For more information, visit www.jonessoda.com or www.myjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as "will," "aims," "anticipates," "becoming," "believes," "continue," "estimates," "expects," "future," "intends," "plans," "predicts," "projects," "targets," or "upcoming". Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect Jones Soda's actual results include, among others: its ability to successfully execute on its operating plans for the balance of 2012 and into 2013; its ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts while focusing on core geographic markets; its ability to generate sufficient cash flow from operations; its ability to streamline operations, reduce operating expenses, and reduce and slow its use of cash; its ability to successfully integrate management changes and reductions in operating expense and personnel; the effect on the market price and liquidity of its common stock and ability to raise capital subsequent to its delisting from The Nasdaq Capital Market and listing on the OTCQB Marketplace; its ability to develop and introduce new products to satisfy customer preferences; its ability to market and distribute brands on a national basis; changes in consumer demand or market acceptance for its products; its use of the net proceeds from any financings to improve its financial condition; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation; and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda's operations or financial results is included in Jones Soda's most recent annual report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on March 30, 2012, and in its quarterly reports on Form 10-Q filed in 2012. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In thousands, except share data)
Revenue	$4,160	$4,973	$13,279	$13,974
Cost of goods sold	3,009	3,802	9,519	10,386
Gross profit	1,151	1,171	3,760	3,588
Gross profit %	27.7%	23.5%	28.3%	25.7%
Licensing revenue	5	7	16	19
Operating expenses:
Promotion and selling	571	1,557	2,848	4,710
General and administrative	893	1,282	3,303	4,075
	1,464	2,839	6,151	8,785
Loss from operations	(308)	(1,661)	(2,375)	(5,178)
Other income (expense), net	9	1	(7)	79
Loss before income taxes	(299)	(1,660)	(2,382)	(5,099)
Income tax expense, net	(25)	(24)	(73)	(75)
Net loss	$(324)	$(1,684)	$(2,455)	$(5,174)

Net loss per share - basic and diluted	$(0.01)	$(0.05)	$(0.07)	$(0.16)
Weighted average basic and diluted common shares outstanding	38,545,118	32,029,389	37,698,661	31,827,698

	Three Months Ended September 30,		Nine Months Ended September 30,
Case sale data (288-ounce equivalent)	2012	2011	2012	2011
Finished product cases	292,900	375,600	965,100	1,035,900

JONES SODA CO. CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2012	December 31, 2011
	(Unaudited)
Assets	(In thousands)
Current assets:
Cash and cash equivalents	$1,456	$1,709
Accounts receivable	2,424	1,966
Inventory	2,805	2,386
Prepaid expenses and other current assets	130	204
Total current assets	6,815	6,265
Fixed assets	562	844
Other assets	652	548
Total assets	$8,029	$7,657

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,347	$1,278
Accrued expenses	898	1,323
Taxes payable	39	64
Other current liabilities	52	48
Total current liabilities	2,336	2,713
Long-term liabilities - other	500	539
Shareholders' equity:
Common stock, no par value:
Authorized: 100,000,000
Issued and outstanding: 38,538,640 and 32,100,882 shares, respectively	52,904	50,090
Additional paid-in capital	7,508	7,116
Accumulated other comprehensive income	457	420
Accumulated deficit	(55,676)	(53,221)
Total shareholders' equity	5,193	4,405
Total liabilities and shareholders' equity	$8,029	$7,657

CONTACT:
Jones Soda Co.
Carrie L. Traner, 206-624-3357
Vice President of Finance
ctraner@jonessoda.com